FORM CERTIFICATION TO BE PROVIDED
BY THE DEPOSITOR WITH FORM 10-K


Re: Saxon Asset Securities Trust 2003-2


We, David L. Dill, Executive Vice President and Joan Dolce,
Vice President, certify that:
1. We have reviewed this annual report on Form 10-K , and all reports on Form 8-K containing distribution reports filed in respect of periods included in the year covered by this Annual Report, of Saxon Asset
 Securities Company;

2. Based on our knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, servicing information required to be provided to the trustee by the servicer under the pooling and servicing agreement is included in the reports;

4. We are responsible for reviewing the activities performed by the servicer under the pooling and serving agreement and based upon the review required under the pooling and servicing agreement, and except as disclosed in the report, the servicer had fulfilled its obligations under the servicing agreement; and

5. We have disclosed to Saxon Asset Securities Company's certified public accountants all significant deficiencies relating to the servicer's compliance with minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standards as set forth in the pooling and servicing agreement


/s/: David L Dill
David L Dill
Executive Vice President
Date: 3/19/04


/s/: Joan Dolce
Joan Dolce
Vice President
Date: 3/19/04